Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Prudential Investment Portfolios, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 033-61997 and 811-07343) on Form N-1A of Prudential Investment Portfolios, Inc. consisting of Jennison Equity Opportunity Fund, Jennison Growth Fund, Dryden Active Allocation Fund and the Jennison Dryden Asset Allocation Funds (comprised of Jennison Dryden Conservative Allocation Fund, Jennison Dryden Moderate Allocation Fund and Jennison Dryden Growth Allocation Fund) (hereafter collectively referred to as the “Funds”) of our reports dated November 27, 2007, with respect to the statements of assets and liabilities, including the portfolios of investments, of the Funds as of September 30, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the four-year period then ended, which reports appear in the September 30, 2007 annual reports on Form N-CSR of the Funds.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

November 27, 2007